EXHIBIT 10.27

AGREEMENT

THIS AGREEMENT, made this 10th day of July, 2009 (the "Effective Date"), by and between CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation (“CARACO”), with an address of 1150 Elijah McCoy Drive, Detroit, MI 48202, USA,

AND

ALKALOIDA CHEMICAL COMPANY ZRT, a Hungarian corporation (“ALKALOIDA”) having its Registered office at H-4440, Tiszavasvari, Kabay János u. 29, Hungary.

R E C I T A L S

A.            ALKALOIDA has, or may develop or may obtain, proprietary rights to know-how, data and other Intellectual Property rights (defined below) to various generic pharmaceutical products and wishes to exploit the same.

B.            CARACO is interested in the filing of ANDA’s, (defined below), manufacturing, distribution and sale of the generic pharmaceutical products and is therefore interested in obtaining the technologies for the filing of ANDA’s, manufacturing of such products in the US Territory including Puerto Rico.

C.            ALKALOIDA and CARACO each wish to enter into an agreement pursuant to which ALKALOIDA shall license the product technology to CARACO for use in the Territory and provide or cause to be provided certain support to CARACO in pursuance of the said license.

1.	Definitions.

For the purposes of this Agreement:

1.1
“Affiliate” means any person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a party.  As used in this definition “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise).

1.2
“ANDA” means an Abbreviated New Drug Application which contains data when submitted to U.S. FDA’s center for Drug evaluation and Research, office of Generic Drugs, and provides for the review and ultimate approval of a generic drug product.

1.3	“Bioequivalence” shall have the meaning provided in the regulations of the U.S. Food and Drug Administration, as set forth in 21 C.F.R. §320.1.

1.4
“First Commercial Sale” shall mean, in the Territory, the first sale by CARACO, its Affiliates or permitted subcontractor or sub licensee of a Product to a third party after the required regulatory approval to sell such Product in that country has been granted. A First Commercial Sale shall be deemed to occur on the earlier of (a) the date the Product is shipped, or (b) the date of the invoice to the purchaser of the Product.

1.5
“Improvement” means any alteration, modification or enhancement to, and embodying, the Product and / or the Product Technology  which changes or improves the effectiveness, efficiency, performance or other attribute of, or related to, the Products, or any element thereof.  Unless otherwise expressly set forth in this Agreement, the defined term “Product Technology” includes any and all Improvements, whether made by CARACO, its sub contractor, its sub licensee,  ALKALOIDA and/or the parties jointly.

1.6
“Intellectual Property” means all know-how, technical information, methods and processes belonging to either party, including without limitation Intellectual Property rights and other proprietary rights in any jurisdiction throughout the world including, without limitation, (a) patents and patent applications and any divisions, continuations, continuations-in-part, reissues, renewals, extensions, or reexaminations thereof, (b) inventions, trade secrets, know-how and other confidential or proprietary information, (c) copyrights and copyright applications, copyrightable works and mask works, (d) trademarks and trademark applications, and (e) any additions, advances, changes, derivatives, improvements, enhancements, refinements or modifications made to any of the foregoing.  The term defined, as used in this Agreement, shall include any rights analogous to those set forth in this definition such as moral rights, rights of paternity or integrity and any other proprietary rights relating to intangible property.

1.7
“Net Sales” means gross sales to a third party (other than an Affiliate) less returns, allowances, service level fees, chargebacks, cash discounts, free goods, shelf stock adjustments, credits for damaged Products or expired Products, and customary discounts given In addition, all costs incurred as a result of any recall, field correction, market withdrawal, stock recovery, or similar action with respect to a Product will be deducted in the calculation of Net Sales for that Product. However, to the extent such costs are recovered by CARACO, they will be added back to Net Sales for such Product upon receipt by CARACO. In case of sales to Affiliates by CARACO for the purpose of resale to a non affiliate, the net sales as above shall be computed by such Affiliate and such net sales by such Affiliate to a non affiliate shall be considered & treated as Net Sales for all the intents and purposes under this Agreement.

1.8
“Product” means one or more generic pharmaceutical products, as specified in Schedule A and to which further products may be added or deleted from time to time, that may be identified and mutually agreed by the parties hereto in pursuance of this Agreement and which require the filing and approval as an ANDA from the United States Food and Drug Administration (US-FDA) of the United States of America for the purpose of marketing the same in the Territory.

1.9
“Product Technology” means, for each Product, all properties, specifications, research, technology and formulations relating to Product, including know-how, stability data analytical methods, manufacturing processes and other relevant information.  “Product Technology” also includes such advice and counseling regarding information provided by ALKALOIDA and/or its nominee as may be reasonably required by CARACO.

1.10	“Territory” means, the United States, its territories and possessions, including Puerto Rico.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

2.	PROVIDING OF TECHNOLOGY BY ALKALOIDA TO CARACO

2.1	License.

(a)	Subject to the terms of this Agreement, ALKALOIDA hereby grants to CARACO:

(i)
a non-exclusive, non-transferable (except as provided herein) license (with the right to sublicense as provided herein) to the Product Technology for a period of 5 (five) years from the date of commencement of the marketing of the Product Technology by ALKALOIDA to CARACO to create Improvements to the Product; and

(ii)
an exclusive, non-transferable (except as provided herein) license (with the right to sublicense as provided herein) for the product for a period of 5 (five) years from the date of commencement of the marketing of the Product Technology by ALKALOIDA to CARACO to:

(A)	manufacture the Products, and have the Products manufactured, in the Territory using the Product Technology;

(B)	market, advertise, promote, distribute, sell, offer to sell, license and otherwise exploit the Products in the Territory using the Product Technology; and

(C)
further develop, make, use, license and otherwise exploit in the Territory, the formulations, technology, manufacturing process, know-how, stability data and other relevant information  with respect to the Products.

(b)
The license rights set forth in Section 2.1(a) include, without limitation, the exclusive rights to use all Intellectual Property embodied in or relating to the Products, or any Product Technology for a Product, within the Territory for a period of 5 (five) years from the date of transfer of  the Product Technology by ALKALOIDA to CARACO.

(c)
CARACO is permitted to grant a sublicense to any third party manufacturers, resellers, distributors and/or subcontractors (collectively, “Subcontractors”) to perform its obligations and/or exercise its rights under this Agreement; provided that: (i) no use of any Subcontractor shall relieve CARACO of any of its obligations under this Agreement; and (ii) CARACO shall remain fully responsible for each such Subcontractor’s compliance with, and/or breach of, this Agreement.

(d)
The license period as set forth in Sections 2.1(a) and (b) herein above, if required by CARACO, shall be extended for further period /block of 5 years from the end of block of each such 5 years on the terms and conditions of this Agreement or on such terms as may be mutually agreed upon by CARACO  and ALKALOIDA.

2.2	Timing of Providing Product Technology.

(a)
ALKALOIDA will deliver the Product Technology as soon as it is developed or available with ALKALOIDA or as agreed to by both the parties or otherwise deemed fit by the parties, to CARACO for the Products set forth in Schedule A, which CARACO covenants to use, either alone or with others, directly or indirectly, solely to exercise its rights and/or perform its obligations under this Agreement.

(b)
Thereafter, so long as CARACO is promptly performing its obligations pursuant hereto, ALKALOIDA shall promptly give to CARACO, any updates to the Product Technology in respect of any Products in Schedule A, and any Products added to Schedule A during the term of this Agreement.

2.3	Selection of the Products.

The Products shall be selected from time to time by the mutual agreement of ALKALOIDA and CARACO’s management.  The Products so identified shall be registered by CARACO with US-FDA.  The Products so identified and developed shall be added to the Schedule A from time to time. The ownership of ANDAs for use in the Territory shall lie with CARACO.  It is expressly agreed and acknowledged that the parties have not, as of the date hereof, agreed on what Products shall be added, and ALKALOIDA shall not, as of the date hereof, have any obligation to deliver Product Technology in respect of any specific Product in the future during the term of this Agreement, but solely to deliver the Product Technology in respect of the Products, which are to be hereafter identified as set forth in this Section 2.3.

2.4	Right of First Refusal

If at any time before the termination of this agreement, CARACO wishes to sell the ANDAs for any Product registered in its name under this agreement to any person, it shall be subject to a Right of First Refusal by ALKALOIDA. The Right of First Refusal shall be exercised in the following manner:

(a)
CARACO shall provide written notice (the “Offer Notice”) to ALKALOIDA expressing its desire sell any of the ANDAs for the Products. The Offer Notice shall indicate the details of the ANDAs being sold and the price at which CARACO desires to sell the Offered ANDAs (the “Offer Price”) and all other material terms and conditions of the offer.

(b)
ALKALOIDA may agree to acquire, by itself or through its nominee, the Offered ANDAs at the Offer Price by providing CARACO a written notice within 30 days from the date of receipt by ALKALOIDA of the Offer Notice (the “Reply Notice”).

(c)
If ALKALOIDA refuses to acquire the Offered ANDAs and states the same in the Reply Notice or fails to provide the Reply Notice within the period specified hereinabove, CARACO shall be entitled to sell the Offered ANDAs to any bona fide third party, at a price not less than the Offer Price and at the terms and conditions not more favourable than those offered to ALKALOIDA under this Article, within 30 days from the date of such refusal or failure to provide Reply Notice by ALKALOIDA.

(d)	If CARACO is not able to sell the Offered ANDAs to any third party as prescribed in this Article, then the Offered ANDAs shall again be subject to the Right of First Refusal by ALKALOIDA.

(e)
Any third party purchasing such Offered ANDAs in compliance with this Clause shall not be entitled to take title or beneficial ownership of any Offered ANDAs until such time as the third party has agreed in writing to be bound by the terms of this Agreement or as may be mutually agreed by and between the said Purchaser and ALKALOIDA.

2.5	Continuing Rights of ALKALOIDA.

Notwithstanding the providing of Product Technology for any Product hereunder by ALKALOIDA to CARACO, nothing herein shall in any way limit the right of ALKALOIDA to develop, produce, market or take any other action for exploiting the Product Technology with respect to any Product outside of the Territory.  CARACO shall have the exclusive right to develop, produce, market or take any other action with respect to any Product inside the Territory.

3.	OBLIGATIONS OF CARACO WITH RESPECT TO PRODUCTS.

3.1	Delivery of Protocol.

To the extent that the United States Food and Drug Administration (“US-FDA”) has a required protocol for the studies designed to demonstrate the Bioequivalency of a Product, (an “FDA Protocol”), then within sixty (60) days of signing of this Agreement and subsequently within sixty (60) days of selection of the Product by the parties, CARACO shall deliver, in writing, to ALKALOIDA, a proposed protocol, which is believed in good faith by CARACO to be acceptable to the US-FDA (or, if applicable, a waiver of evidence of in vivo bioavailability).  To the extent that no US-FDA Protocol exists with respect to any Product, CARACO will, in consultation with the US-FDA and ALKALOIDA, develop such a protocol within one hundred fifty (150) days of the selection of the Product by the parties; and will promptly deliver such protocol to ALKALOIDA after it has been developed.

3.2	Conduct of Tests and Studies.

CARACO shall, at its own expense, conduct all tests, including a Bioequivalency study (or studies) and/or pilot studies designed to provide clinical information to assist in the development of clinical bioequivalence protocols and bioanalytic methods, and any clinical trials which ALKALOIDA and/or CARACO deem to be reasonably necessary to enable CARACO to prepare and to file with the FDA an application for an ANDA for each Product.  CARACO shall select suitable clinical research organizations to conduct any such studies and trials.

(a)
CARACO shall, at its own expense, produce quantities of any Product as necessary for use in such studies and trials.  Such Products shall be produced in accordance with those current good manufacturing regulations established in 21 CFR Parts 210 and 211, as such sections, from time to time, may be amended or supplemented, or any successor provisions (“Current Good Manufacturing Practices” or “CGMP”).

(b)
CARACO shall, in connection with its clinical studies, develop manufacturing procedures, batch records, packaging and labeling instructions, release specifications, and quality assurance procedures and put the procedures into an US-FDA accepted format.

(c)
ALKALOIDA shall have the right, but not the obligation, to monitor all Bioequivalency studies and clinical trials, and discuss the methodologies and results of such studies and clinical trials with the persons responsible for the design and conduct of such studies and/or trial by or on behalf of CARACO.  At the request of ALKALOIDA, CARACO shall submit relevant production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation.  ALKALOIDA reserves the right to use, outside the Territory, as and when it may elect to do so, any information, data, studies and formulations which it may be furnished hereunder, without any royalty, premium or other payment to CARACO notwithstanding that this Agreement is terminated or this Agreement is terminated for any Product.  CARACO shall have no liability or responsibility whatsoever in connection with ALKALOIDA’s use outside the Territory of any information, data, studies and formulations which it may be furnished hereunder.

(d)	The expense on conducting all tests including Bioequivalency study and on producing quantities of any product necessary for use in such studies and trials shall be paid by CARACO itself.

3.3	Preparation and Submission of ANDAs.

CARACO shall complete and submit the ANDA for each Product to the US-FDA as promptly as commercially practicable after the mutual selection of such Product by the parties, shall promptly respond to inquiries by the US-FDA in connection with the Product, and shall monitor and support the ANDA.  CARACO shall pay all expenses in connection with such submission and monitoring for each submitted Product ANDA, including the filing fee and all legal and consulting fees and expenses.  In any ANDA, CARACO shall:

(a)	identify itself as the manufacturer, and identify the packagers, labelers, and contract laboratories whose components or services are used in production of the Product;

(b)	submit methods, process and cleaning validations;

(c)	submit a signed certificate evidencing its compliance with CGMP;

(d)	submit executed master formula and batch production and control records;

(e)	adequately describe the precautions taken to ensure proper labeling;

(f)	submit specifications and test methods for testing the Product during the manufacturing process;

(g)	submit the appropriate packaging information;

(h)	submit the appropriate stability information; and

(i)
submit such other information, documentation or other matters as (i) required by applicable FDA rules or regulations, (ii) reasonably determined by ALKALOIDA or CARACO to be necessary or advisable to permit the expeditious approval of such ANDA or (iii) requested by the FDA.

3.4	Intellectual Property Analysis.

CARACO shall perform, at its own cost, an Intellectual Property analysis before the development / license hereunder of the Product Technology for a Product by ALKALOIDA to determine whether the Product will infringe on the Intellectual Property of any third party in the Territory based upon the Intellectual Property strategy made available by ALKALOIDA.  In the event that CARACO, initially and/or at any time after selection of the Product Technology but before the commencement of any development by ALKALOIDA, determines that a Product, as formulated in the Product Technology, will infringe the Intellectual Property of any third party in the Territory, CARACO shall provide written notice of its conclusions to ALKALOIDA, and shall make its counsel available to discuss such analysis with ALKALOIDA’s counsel; provided that CARACO and/or ALKALOIDA shall have no obligation to disclose any written materials that would result in the waiver of any attorney-client or other legal privilege.  CARACO may require that ALKALOIDA reformulate the Product and ALKALOIDA shall use its commercially reasonable efforts to do so within a reasonable time.  In the event that ALKALOIDA is unable or is not willing to reformulate the Product Technology to avoid possible infringement within a mutually agreed upon reasonable time (not to exceed nine (9) months, unless otherwise mutually agreed upon), then CARACO or ALKALOIDA may terminate this Agreement as to the applicable Product upon written notice to the other party.  However, if CARACO and ALKALOIDA mutually decide that the innovator's patent is challengeable as invalid or unenforceable under the relevant law, both ALKALOIDA and CARACO may mutually decide, prior to development of the Product Technology, to launch the Product at risk whether or not the Product Technology for the Product may be infringing.

3.5	Manufacture of Products.

CARACO shall manufacture each Product in accordance with CGMP as defined under 21 C.F.R. 210 and 211, whether such Products are being manufactured in connection with the submission and seeking of approval of an ANDA or for sale to the public following approval of an ANDA with respect thereto.

3.6	Marketing of Products.

Subject to any limitations imposed as a result of its financial condition, CARACO shall use its best efforts, consistent with CARACO’s usual customary practices to market each Product in the Territory, and provide marketing personnel and such other capabilities as are reasonably appropriate. If CARACO does not start marketing within one (1) year from the date of approval of ANDA, CARACO shall be liable to pay to ALKALOIDA  for the 1st year of delay at the rate of US $300,000 and at the rate of US $100,000 for each succeeding year of delay till the time this Agreement is terminated for the relevant Product, provided that the reason for the delay is not due to the product not being marketable and/or profitable, not due to any ongoing analysis or discussion as to whether the Product would infringe on the Intellectual Property of any third party, or CARACO has determined that there is no return on investment based on the current market conditions at time of launch, however, further subject to the condition that CARACO shall have reimbursed to ALKALOIDA its proportionate share of the cost of the development of the Product Technology for the Product by ALKALOIDA, which amount will not exceed an amount to be mutually determined prior to the selection of any such Product for inclusion in this Agreement. To this extent, CARACO shall not, at any time after delivery of any Product, enter into any agreement or otherwise obligate itself to restrict or limit its manufacture of such Product, except with the consent of ALKALOIDA.  Notwithstanding anything else herein to the contrary (a) CARACO shall not be required to manufacture the Products in quantities or to sell the Products at prices other than those which are commercially reasonable; and (b) CARACO shall have full authority to determine the methods of marketing and selling the Products and the discounts and terms of sale to its customers provided however that CARACO shall provide ALKALOIDA prior written notice of any special bundling of Products which CARACO may offer its customers which may affect the sales of the Products.  In the event that any special bundling would result in a materially adverse price impact on the Products, then CARACO shall obtain ALKALOIDA's prior written consent.

3.7	No Activities Outside of the Territory.

CARACO shall not make, use or sell, or grant rights to others to make, use or sell a Product outside the Territory, but only to ALKALOIDA without the written consent of ALKALOIDA which may be granted with or without consideration or be withheld in its sole discretion.

3.8	Exclusivity, IP Ownership and Enforcement.

(a)
Subject to the licenses granted above, ALKALOIDA shall own and retain all right, title and interest, including all Intellectual Property rights, in and to the Products, all Product Technology, and all Improvements to the Products created by a party in connection with, or pursuant to, this Agreement (“Proprietary Materials”).  CARACO shall, at no additional cost to ALKALOIDA, provide reasonable assistance to ALKALOIDA, including executing all documents provided by ALKALOIDA, as reasonably necessary for ALKALOIDA to register, record, protect or otherwise enforce its rights in the Territory in the Proprietary Materials.

(b)
In the event ALKALOIDA and/or CARACO becomes aware of any actual or threatened misappropriation, violation and/or infringement by a third party of any Intellectual Property related to or embodied in any of the Products and / or the Product Technology in the Territory, that party shall promptly notify the other party.  In the absence of an agreement to the contrary at that time, CARACO shall have the sole right to determine what, if any, action is to be taken against any such third party and the sole right to take, or not take, any action against such third party.  If CARACO elects to take action against the third party, CARACO shall bear all costs, expenses and fees, including attorneys’ fees, associated with the action, provided, however, that, in the event that such action is unsuccessful, ALKALOIDA shall reimburse CARACO in the amount of 25% of the costs, expenses and fees, including attorneys' fees, of any such action.  After the payment of all legal costs and expenses (including, without limitation, attorneys' fees) CARACO shall be entitled to retain all amounts of any award or settlement resulting from the action less a payment of consideration as further described in Section 5.1 hereof (i.e., 25% of the net amount of such award or settlement) considering such award or settlement as the part of consideration under this Agreement.  CARACO shall obtain the prior written approval from ALKALOIDA for such award or settlement before agreeing for any such award or settlement.  In connection with any such action, ALKALOIDA will reasonably cooperate in any such action, at CARACO’s expense, and will grant CARACO all rights and authorizations reasonably necessary in association with each action.

(c)
It is agreed and understood between ALKALOIDA and CARACO that all ANDAs for the Products shall be owned by and shall belong exclusively to CARACO however subject to ALKALOIDA's right to use, outside the Territory, as and when ALKALOIDA may elect to do so, any information, data, studies and formulations which it may be furnished hereunder, without any royalty, premium or other payment to CARACO as per the Section 3.2(c) hereinabove.  It is agreed and understood between ALKALOIDA and CARACO that CARACO may market or sell the Products outside the Territory using the Product Technology covered by this Agreement only with the prior written consent of ALKALOIDA, which consent may be withheld in its sole discretion, and pursuant to the same terms and conditions of this Agreement, including the payment of consideration as provided by this Agreement.

4.	SUPPORT TO AND FOR CARACO.

4.1	Provision of Technical Personnel.

ALKALOIDA agrees to use its best efforts to provide to CARACO with qualified technical professional personnel, if required by CARACO for its operations during the term of this Agreement at the cost of CARACO unless the cost is associated with the transfer of the technology itself prior to or at the time of completion of the transfer of the technology.

4.2	Assistance with Raw Materials.

ALKALOIDA agrees to use its best efforts to assist CARACO in obtaining quantities of raw materials, if required by CARACO in its operations at competitive prices.

4.3	Regulatory Approvals; ANDA Submittals.

(a)
ALKALOIDA will use commercially reasonable efforts to support CARACO in gaining regulatory approval (ANDAs, etc.) for the Products in the Territory.  ALKALOIDA will timely supply copies of all existing information and/or Product Technology necessary for each Product to CARACO.

(b)
ALKALOIDA will use commercially reasonable efforts to correct any problems or issues regarding the information needed for submittal of the ANDA for Product by CARACO. Should CARACO be unable to submit the ANDA for approval for the Product for any reason, including without limitation due to the failure of either the pilot or pivotal biostudy, directly attributable to the Product Technology and/or information and technology transferred by ALKALOIDA, then CARACO or ALKALOIDA may terminate this Product upon advance written notice to the other party; provided, however, that, to the extent that any problems or issues precluding regulatory approval are the result of CARACO's willful misconduct or negligence, CARACO shall reimburse the cost borne by ALKALOIDA for the development of the Product Technology for Product.

4.4	Sales Support.

In connection with the sale of a Product, ALKALOIDA will provide to CARACO the requisite analytical procedures (which, without limitation, include stability indicia and cleaning methods), stability data, pilot biostudy data, a development report and development data customarily prepared by ALKALOIDA.

4.5	Subcontractors.

ALKALOIDA is permitted to use subcontractors to develop the Product Technology under this Agreement; provided that: (a) no use of any subcontractor shall relieve ALKALOIDA of any of its obligations under this Agreement, and (b) ALKALOIDA shall remain fully responsible for each such Subcontractor’s compliance with, and/or breach of, this Agreement.

5.	CONSIDERATION.

5.1	CONSIDERATION.

In consideration of the licenses granted herein and the performance by ALKALOIDA of its obligations under this Agreement, for each Product, ALKALOIDA shall receive a royalty of ten percent (10%) of the Net Sales effected by CARACO of the applicable Products or shall receive such percentage of the net selling price of the applicable Products as may be mutually agreed upon in writing for any Product by and between the parties to this Agreement, as the case may be.  The consideration will become due with respect to each Product at such time as such Product is sold by CARACO to any third party within the Territory.  CARACO shall notify ALKALOIDA when the First Commercial Sale of the Products has been effectuated. CARACO will pay consideration on a quarterly basis no later than forty-five (45) days after the end of the quarter and will provide necessary workings etc. to support the computation of the royalty payment, as described below.  ALKALOIDA shall then notify CARACO as to where and in whose name (ALKALOIDA's or an Affiliate's) ALKALOIDA wishes the consideration to be received.  Within fifteen (15) business days of CARACO's receipt of such notice from ALKALOIDA, it shall, as applicable, either directly remit such consideration to ALKALOIDA and/or its Affiliates promptly.

It is hereby agreed and understood by the parties that all the marketing, selling and distribution expenses for the sale of the Product shall be paid and borne by Caraco.

Provided that the royalty of 10% of the Net Sales  may be increased or reduced as mutually agreed from time to time to comply with the provisions of Transfer Pricing or similar other regulations applicable to either of the parties.

5.2	TERMS OF PAYMENT

(a)
Sales Reports.  CARACO shall provide a quarterly sales report for the Products.  The report shall generally include sales details by customer and Product (e.g. sales value during the period, sales quantity, average sales price of the Products, average credit period allowed, charge backs or any other pricing calculations, special bundling of Products' offers which CARACO may have with customers which may affect the sales of the Products, realization of Products). CARACO further agrees to provide such other reports and/or details as may be reasonably requested by ALKALOIDA and agreed to by CARACO.

(b)	Manner of Payment. All payments hereunder shall be payable in United States dollars, by wire transfer to a bank account designated by ALKALOIDA unless otherwise specified in writing by ALKALOIDA.

(c)
Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at an annual interest rate that is equal to 1% over the prevailing 90 Libor rate as published on the date the payment was due; provided, however, that in no event shall such range exceed the maximum legal annual interest rate.  The payment of such interest shall not limit ALKALOIDA from exercising any other rights it may have as a consequence of the delay of any payment.

(d)
Records.  During the term of this Agreement, and for a period of a minimum of five (5) years after its expiration or termination (or whatever is required by applicable law or any regulatory authority), CARACO and ALKALOIDA shall keep complete and accurate records in sufficient detail to permit ALKALOIDA or CARACO, as the case may be, to confirm the accuracy of all payments due and paid hereunder.

(e)	Taxes. The parties agree that each is responsible for its own taxes attributable to this Agreement.

6.	ADVANCED DRUG DELIVERY SYSTEMS.

If ALKALOIDA desires to transfer the Technology in respect an advanced drug delivery system (such as a time-release formulation or any other complex formulation), the terms and conditions of such transfer may be discussed and negotiated independently, and mutually agreed to, between ALKALOIDA and the management of CARACO.

7.	REPRESENTATIONS AND WARRANTIES OF ALKALOIDA.

ALKALOIDA, as an inducement to CARACO to enter into this Agreement, represents, warrants and covenants to CARACO as follows:

7.1	Rights to Product Technology Information.

ALKALOIDA has or will have at the time the Product Technology of a Product is delivered to CARACO, the full right, power and authority to grant the licenses set forth herein relating to each Product in the Territory pursuant to the terms of this Agreement to permit CARACO to perform pursuant to this Agreement and develop, market and sell each Product free and clear of any mortgage, lien, encumbrance or any other third-party interest of any kind.  ALKALOIDA is not aware of any facts or circumstances that a Product is subject to any restriction, covenant, license (other than this Agreement) or judicial or administrative order of any kind which detract in any material respect from the value of the Product's Technology, or which could interfere with the use thereof by CARACO in the Territory as contemplated by this Agreement unless anything contrary is specified/indicated in writing to CARACO.

7.2	Knowledge of no FDA Approval.

ALKALOIDA is not aware of any facts that would reasonably lead it to conclude that any Product will be unable to receive the contemplated approval from the US-FDA or approval from any other regulatory authority upon satisfactory completion of clinical trials, and ALKALOIDA has no knowledge of any facts which would reasonably lead it to conclude that satisfactory completion of clinical trials is not likely.

7.3	Rights to Products.

ALKALOIDA has not received any notice and has no knowledge that (a) the rights to develop, market and sell any of the Products have been challenged in any judicial or administrative proceeding, or (b) any person, entity or product has infringed or will infringe any patent or other rights with respect to any Product, or (c) any Intellectual Property rights have been infringed by ALKALOIDA or will be infringed by CARACO by virtue of performing the activities contemplated by this Agreement.

7.4	Right to Execute and Perform.

ALKALOIDA has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance.  This Agreement constitutes a legal, valid and binding obligation of ALKALOIDA, enforceable against it in accordance with its terms.

7.5	Compliance with Laws.

ALKALOIDA will comply with all applicable laws in connection with performance of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by ALKALOIDA does not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority, or any other agreement to which ALKALOIDA is a party.  No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as have been obtained or set forth in this Agreement.

7.6	Survivability.

The foregoing representations, warranties and covenants shall survive the termination of this Agreement and shall be deemed to be made anew each time that the Product Technology of a Product is delivered by ALKALOIDA to CARACO in pursuance hereof and shall not be affected by any examination made by or on behalf of CARACO, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

8.	REPRESENTATIONS AND WARRANTIES OF CARACO.

As an inducement to ALKALOIDA to enter into this Agreement, CARACO represents and warrants to ALKALOIDA as follows:

8.1	Right to Execute and Perform.

CARACO has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance.  This Agreement constitutes the legal, valid and binding obligation of CARACO, enforceable against it in accordance with its terms.

8.2	COMPETING PRODUCTS.

During the term of this Agreement, CARACO shall not, directly or indirectly, manufacture, sell, distribute or market products with the same formulae and dosage strengths as the Products which are subject to this Agreement, from other suppliers in Territory. ALKALOIDA shall not offer  the same technology to partners outside the Territory to be used for manufacture and sales within the Territory during the term of validity of the license to CARACO under this Agreement.

8.3	Compliance with Law.

CARACO will comply with all applicable laws in connection with performance of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by CARACO does not and will not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority or any other agreement to which CARACO is a party.  No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as had been obtained or set forth in this Agreement.

8.4	Survivability.

The foregoing representations, warranties and covenants, shall survive the termination of this Agreement, shall be deemed to be made anew each time that a Product is selected by the parties, and shall not be affected by any examination made by or on behalf of ALKALOIDA, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

9.	INDEMNIFICATION.

9.1	Indemnification by ALKALOIDA.

ALKALOIDA shall defend, at its sole expense, any third party claim, demand or suit (“Claim”) against CARACO and/or its Affiliates (“CARACO Indemnitees”) alleging and/or arising out of the following in connection with this Agreement, and shall indemnify and hold CARACO Indemnitees harmless from and against any and all losses, liabilities, damages, fines, penalties, costs, expenses and/or fees (including reasonable attorneys’ fees) incurred by, or awarded or assessed against, CARACO Indemnitees in connection with a Claim, or reached through a negotiated settlement of a Claim:

(a)
that ALKALOIDA, its employees, or subcontractors were negligent or committed an intentional act that caused injury to a person or damage to property, or failed to comply with any applicable law, statute, regulation or ordinance;

(b)	product liability arising from the development of the Product; and/or

(c)	ALKALOIDA’s breach of this Agreement, including, without limitation, any representation or warranty set forth in this Agreement.

9.2	Indemnification by CARACO.

Except for those Claims that are ALKALOIDA’s responsibility under Section 9.1 above, CARACO shall defend, at its sole expense, any third party Claim against ALKALOIDA and/or its Affiliates (“ALKALOIDA Indemnitees”) alleging and/or arising out of the following in connection with this Agreement, and shall indemnify and hold ALKALOIDA Indemnitees harmless from and against any and all losses, liabilities, damages, fines, penalties, costs, expenses and/or fees (including reasonable attorneys’ fees) awarded or assessed against ALKALOIDA Indemnitees in connection with a Claim, or reached through a negotiated settlement of a Claim:

(a)	that the Products infringe a third party’s Intellectual Property rights under U.S. law;

(b)
that CARACO, its employees, or Subcontractors were negligent or committed an intentional act that caused injury to a person or damage to property, or failed to comply with any applicable law, statute, regulation or ordinance; and/or

(c)	CARACO’s breach of this Agreement including, without limitation, any representation or warranty set forth in this Agreement.

9.3	Procedures.

In order to receive indemnification under this Section, the party seeking indemnification must provide the other party with prompt written notice of the assertion of the Claim; permit the other party to retain sole control over the defense and/or settlement of the Claim; and cooperate with the other party, at the other party’s expense, in the defense and/or settlement of the Claim.  No Claim described in this Section may be settled without the written consent of both parties, which shall not be unreasonably withheld.  This Section sets forth the parties’ exclusive indemnification obligations and remedies in connection with the Claims described in this Section.

10.	TERM AND TERMINATION.

10.1	Term.

This Agreement shall be effective on the date first written above and shall expire sixty (60) months from the date of the first approval of an 1st ANDA under this Agreement.  However, the licenses granted with respect to any Product as to which CARACO and ALKALOIDA have fulfilled their obligations thereunder, shall continue for a period of 5 years pursuant to the Clause 2.1 of this Agreement and CARACO shall pay the consideration as agreed to in terms of this Agreement for so long as CARACO continues to sell the Product/s during the period of the agreement.  This Agreement may be renewed or extended for consecutive periods of one (1) year each, if agreed to by parties in writing; however, the licence granted under this Agreement shall remain valid pursuant to its terms under this Agreement.

10.2	Termination.

At any time, this Agreement may be terminated in its entirety or with respect to one or more  Products, as provided below, by giving  180 days written notice unless denoted otherwise  as follows:

(a)
by either party, if the other party is in material default or in material breach of any term or provision hereof or material breach of any representation or warranty in this Agreement, and such material default or material breach continues and is not remedied with thirty (30) days of the breaching party’s receipt of written notice of such default or breach.  As noted above, termination of the Agreement will not affect the licenses with respect to any Product pursuant to which ALKALOIDA and CARACO have fulfilled their obligations with respect to such Product under this Agreement.

(b)
by CARACO for any given Product in case of material technical, scientific or regulatory problems or, if the results in data achieved and generated during the development of any given Product, in CARACO’s reasonable determination, shows that approval for such Product will be unlikely to be granted, again with respect to the specific Product only.  In the event of termination by CARACO pursuant to this sub-paragraph, no obligation shall stand for consideration of any kind other than its proportionate share of the cost of development of the Product Technology for the Product by ALKALOIDA or its subcontractor (as further described in Section 3.6 Marketing of Products) until the time when CARACO terminated under this Section however that CARACO shall make available, at no cost to ALKALOIDA, all relevant production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation for use by ALKALOIDA within or outside Terittory.  CARACO shall have no liability or responsibility whatsoever in connection with ALKALOIDA’s use outside the Territory of any such production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation.

(c)
by CARACO, for any given Product, if prior to a Product passing the applicable Bioequivalency study or studies, CARACO in its reasonable discretion determines that it would not be viable to develop and market the Product in the Territory a 30 day written notice will be provided.  In the event of termination by CARACO pursuant to this sub-paragraph, no consideration other than its proportionate share of the cost of development of the Product Technology for the Product to ALKALOIDA (as further described in Section 3.6 Marketing of Products) shall be paid with respect to such Product to ALKALOIDA and/or its affiliates and, if such consideration has already been paid, ALKALOIDA agrees to refund such consideration in excess of its proportionate share of the cost of development of the Product Technology for the Product by ALKALOIDA (as further described in Section 3.6 Marketing of Products) to CARACO however that CARACO shall make available, at no cost to ALKALOIDA, all relevant production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation for use by ALKALOIDA within or outside Terittory.  CARACO shall have no liability or responsibility whatsoever in connection with ALKALOIDA’s use outside the Territory of any such production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation.

(d)
by ALKALOIDA, for any given Product, if prior to a Product passing the applicable Bioequivalency study or studies, ALKALOIDA in its reasonable discretion and concurrence of Caraco determines that it would not be viable to develop and market the Product in the Territory a 30 day written notice will be provided.  In the event of termination by ALKALOIDA pursuant to this sub-paragraph, ALKALOIDA shall reimburse to CARACO all reasonable expenses incurred by CARACO for this Agreement for the relevant Product and CARACO shall make available all relevant production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation to ALKALOIDA.    CARACO shall have no liability or responsibility whatsoever in connection with ALKALOIDA’s use outside the Territory of any such production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation.

(e)
by ALKALOIDA, for any given Product, if CARACO does not start marketing within reasonable time without any reasonable cause from the date of approval of ANDA,  ALKALOIDA in its reasonable discretion determines without prejudice to the right of other recovery by ALKALOIDA under this Agreement.  In the event of termination by ALKALOIDA pursuant to this sub-paragraph, CARACO shall make available all relevant production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation to ALKALOIDA.  CARACO shall have no liability or responsibility whatsoever in connection with ALKALOIDA’s use outside the Territory of any such production records, including the product formulation, master batch record, specifications, analytical results, copies and details of Bioequivalency study and related supporting documentation.

(f)
by ALKALOIDA, for any given Product, in the event CARACO materially fails to perform its material obligations with respect to the Product, and fails to cure such failure within thirty (30) days of notice of such failure from ALKALOIDA (or if a cure is not reasonably possible within thirty (30) days, such longer period as is necessary to cure such failure so long as at all relevant times after such thirty (30) days, CARACO is using its best efforts to effect such cure).  In such event, ALKALOIDA may elect to have the rights sold in such Product to revert back to ALKALOIDA.  Also, in addition to any other rights it may have hereunder or under law, ALKALOIDA shall have the right to qualify an alternative company for the manufacture and sale of the Product in the Territory and the right to submit an ANDA for the manufacture and sale of the Product at an alternative company in the Territory.  In such situation, no obligation shall stand for consideration of any kind. Upon reversion of the Product to ALKALOIDA, CARACO shall retain no rights to develop, produce, market or otherwise exploit or deal in any manner with the Product in the Territory and CARACO shall immediately return to ALKALOIDA the original versions and all copies of all Product Technology Information (but not including any Bioequivalency studies, any other information CARACO is obligated to retain under applicable law, and one copy of all Proprietary Technical Information for CARACO’s record keeping purposes).

10.3	No Prejudice to Rights.

The termination of this Agreement or of any given Product shall be without prejudice to any rights and obligations of either party accrued prior to the effective date of such termination, unless explicitly otherwise agreed or otherwise provided in this Agreement.

11.	ARBITRATION.

Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration in the State of Michigan pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association.  The parties shall use good faith to cause the arbitration proceeding to be completed as soon as practicable, preferably within ninety (90) days after the date the arbitrator accepts his or her appointment.  Any decision or award of the arbitrator shall be based solely on the terms of this Agreement and the substantive governing law applicable to this Agreement and such other information as the arbitrator determines is appropriate in ascertaining an appropriate remedy.  The decision of the arbitrator shall be in writing stating the reasons therefor, shall be final and conclusive, and shall be binding on the parties.  Judgment upon the award rendered in the arbitration may be entered and enforced by any court of competent jurisdiction.  The parties agree to exclude, to the fullest extent permitted by law, any right of application or appeal to any court in connection with any questions of law arising in the course of the arbitration proceedings or out of any decision or award by the arbitrator.  The parties hereby expressly agree that the arbitrator shall have the authority to award specific performance or any injunction to the prevailing party or to make an award of damages but that the arbitrator shall not have the power to award punitive or exemplary damages.

12.	NO THIRD-PARTY BENEFICIARIES.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective officers, directors, heirs, executors, administrators, successors, affiliates and associates and permitted assigns.

13.	FURTHER ASSURANCES.

The parties hereto hereby agree to execute and deliver to one another such further instruments and other documentation as may be requested by any other party hereto at any time and from time to time to carry out the terms of this Agreement.

14.	ENTIRE AGREEMENT.

This Agreement, all Schedules, and any amendments thereto, contain the entire understanding of the parties with respect to the subject matter addressed herein and supersede, replace and merge all prior understandings, promises, representations and agreements, whether written or oral, relating thereto.  The provisions of the various Agreement documents shall, to the extent possible, be interpreted so as supplement each other and avoid any conflict between them.  However, in the event of a conflict or inconsistency between the Agreement documents, such conflict or inconsistency shall be resolved in accordance with the following order of precedence: (a) any amendments to this Agreement and/or any Schedule; (b) the applicable Schedule; and (c) this Agreement.

15.	BINDING EFFECT, ASSIGNMENT.

Neither party may assign this Agreement, in whole or in part, without the other party’s prior express written consent, which shall not be unreasonably withheld or delayed.  Any attempted assignment without such written consent shall be void.  Notwithstanding the foregoing, each party may assign this Agreement without the other party’s consent, in whole, but not in part: (a) to one or more Affiliates, provided that each such Affiliate agrees to be bound by this Agreement and the assigning party remains liable and responsible for such Affiliates’ compliance with and/or breach of this Agreement; and (b) as reasonably necessary in connection with any merger, acquisition, sale of assets or other corporate restructuring.  In addition, ALKALOIDA may assign, transfer and/or convey all or a portion of its rights in and to the Products, without CARACO’s consent, provided that any such assignment, transfer and/or conveyance is made expressly subject to the terms of this Agreement, and the rights and remedies granted to CARACO.  Subject to the provisions of this Section, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

16.	AFFILIATES.

ALKALOIDA and CARACO agree and understand that ALKALOIDA may perform some of its obligations through its affiliates. However, ALKALOIDA is ultimately legally responsible for the actions of its affiliates.  Any action of an affiliate of ALKALOIDA under this Agreement which would constitute breach of this Agreement if performed directly by ALKALOIDA constitutes a breach of this Agreement by ALKALOIDA.  In addition, CARACO in taking any actions under this Agreement with affiliates of ALKALOIDA shall thereby satisfy its obligations to ALKALOIDA.  This provision does not limit or restrict the rights of CARACO to pursue any right or remedy against any affiliate of ALKALOIDA in connection with such affiliate’s performance of the obligations of ALKALOIDA under this Agreement.

17.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

18.	HEADINGS.

The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.  The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

19.	NOTICES.

Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if sent by certified mail, postage prepaid, return receipt requested, or overnight delivery service (receipt confirmed), or facsimile (receipt confirmed), as follows, unless such address is changed by written notice hereunder.

If to CARACO:	CARACO Pharmaceutical Laboratories, Ltd.,
1150 Elijah McCoy Drive,
Detroit, MI 48202, USA.
Attn: Mr. Daniel Movens

If to ALKALOIDA:	ALKALOIDA Chemical Company ZRT
H-4440, Tiszavasvari,
Kabay János u. 29,
Hungary
Attn: Mr. Harin Mehta

Any notice sent by mail shall be deemed to have been delivered within 12 working days after dispatch and any notice sent by telex or telecopy shall be deemed to have been delivered within 96 hours of the time of the dispatch.  Notice of change of address shall be effective upon receipt.

20.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (exclusive of its choice of law rules), and the federal laws of the U.S. The parties agree to bring any suit, claim or proceeding against each other arising from this Agreement in Michigan and, solely for any such suit, claim or proceeding, they consent to the personal jurisdiction of such court and waive any objections to venue in such court.

21.	AMENDMENTS AND WAIVERS.

This Agreement may be amended and any provision hereof waived only in a writing signed by the party against whom an amendment or waiver is sought to be enforced.  The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times.  The failure of any party at any time to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.

22.	SEVERABILITY.

If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provisions of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

23.	EXPENSES.

Except as otherwise expressly provided in this Agreement, the parties will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

24.	CONSTRUCTION.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

25.	MISCELLANEOUS PROVISIONS.

25.1	Secrecy.

(a)
Prior to and during the term of this Agreement, each party may disclose, and may have disclosed, to the other party (orally, in writing, or electronically), or a party may obtain, observe, or otherwise be granted access to, information and materials considered confidential by the other party.  Confidential information includes, but is not limited to, information relating to Product Technology, the Products, compensation, research, services, developments, inventions, processes, protocols, methods of operation, techniques, strategies, programs (both software and firmware), designs, systems, proposed business arrangements, results of testing, distribution, engineering, marketing, financial, merchandising and/or sales information, individual customer profiles, customer lists and/or aggregated customer data (“Confidential Information”).  Confidential Information must be marked or identified as “confidential” by the disclosing party, unless the information should reasonably be understood by the receiving party to be confidential or proprietary under the circumstances. However, information shall not be subject to the restrictions and prohibitions set forth herein to the extent that such information:

(i)	is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no fault of the party receiving such information; or

(ii)
was known to the party receiving such information prior to the receipt of such information by such party as established by relevant documentary evidence, whether received before or after the date of this Agreement; or

(iii)
is obtained by the party receiving such information from a third party not subject to a requirement of confidentiality with respect to such information as established by relevant documentary evidence; or

(iv)
is independently developed by employees of the party receiving such information who did not have access to or use of the other party’s Confidential Information as established by relevant documentary evidence; or

(v)
is required to be disclosed pursuant to (i) any order of a court having jurisdiction and power to order such information  to be released or made public; or (ii) any lawful action of a governmental or regulatory agency provided that each party shall notify the other in writing of any disclosure of information required hereunder prior to such disclosure; provided that the party provides reasonable prior notice of such required disclosure to the other party and, if requested by such other party, uses all reasonable efforts to secure confidential protection of such Confidential Information.

(b)
Each party shall use the other party’s Confidential Information only for the purposes of this Agreement, and not for its own or any third party’s benefit except as otherwise expressly provided in this Agreement.  Each party shall maintain the confidentiality of the other party’s Confidential Information in the same manner in which it protects its own Confidential Information of like kind, but in no event shall either party take less than reasonable precautions to prevent the unauthorized disclosure or use of the other party's Confidential Information.

(c)
Each party is permitted to disclose the other party’s Confidential Information to its employees, contractors and other third parties on a need to know basis only, provided that such employees, contractors and/or third parties have written or legal confidentiality obligations to that party no less stringent than those contained in this Agreement.  Each party shall be and remain fully liable and responsible for its recipients’ unauthorized disclosure or use of the other party’s Confidential Information.

(d)
Each party acknowledges and agrees that its unauthorized disclosure or use of the other party’s Confidential Information will cause damage to the other party that may not be adequately compensated through money damages.  As such, each party expressly consents to the entry of an order for equitable remedies, including, but not limited to, temporary, preliminary and permanent injunctions to remedy any actual or threatened breach of its obligations under this Agreement.  These remedies are cumulative and in addition to all other remedies available at law or in equity.

(e)
At the disclosing party’s request, each party shall return the other party’s Confidential Information.  Neither party shall use the other party’s Confidential Information for its own, or any third party’s, benefit.  However, each party shall be permitted to retain and use a copy of the other party’s Confidential Information as reasonably necessary to exercise its rights that survive termination of this Agreement, for regulatory purposes and/or as otherwise necessary to protect such party’s interests; provided that party continues to comply with its confidentiality obligations set forth herein.  The provisions of this Section shall survive termination of this Agreement for so long as the Confidential Information remains confidential.

(f)
ALKALOIDA and CARACO shall also co-operate in good faith with respect to any stock exchange filings, public announcements, or filings with the United States Securities and Exchange Commission which maybe necessary following execution of this Agreement.

25.2	Binding Obligation.

As of the EFFECTIVE DATE of this Agreement, each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject bankruptcy, insolvency, reorganizing and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.  The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it maybe bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

25.3	Force Majeure.

Neither party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence including but not limited to: act of God, war or insurrection, civil commotion, destruction of essential facilities or materials by earthquake, fire, flood or storm, labor disturbance (whether or not any such labor disturbance is within the power of the affected party to settle); epidemic; or other similar event;  provided, however, that the  party so affected shall notify the other party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to avoid, remove or alleviate such causes of non-performance and shall resume performance of its obligations hereunder with the utmost dispatch whenever such causes are removed.  In the event of force majeure lasting more than two (2) months, the parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such country or countries and if the parties are unable to agree upon how the Agreement can be implemented then either party may terminate the Agreement in relation to such country or countries, or to such Product or Products, upon thirty (30) days written notice.

25.4	Relationship of the parties.

It is expressly agreed that, with respect to each other and for purposes of this Agreement, ALKALOIDA and CARACO shall be independent parties, and nothing contained in this Agreement is intended to, or is to be construed to, constitute ALKALOIDA and CARACO as partners or members of a joint venture or either party as an employee of the other.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

25.5	Further Actions.

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and  make effective the transactions contemplated by this Agreement, (b) obtain from competent authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the parties in connection with the authorization, execution and delivery of this Agreement and the consumption of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (A) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust regulations and (C) any other applicable law.  The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

25.6	Commercially Reasonable Efforts.

Each party shall use commercially reasonable efforts to perform its responsibilities under this Agreement.  As used herein, the term “commercially reasonable efforts” means unless the parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the parties.

25.7	Limitation of Representation.

(a)
This Agreement shall not be construed to appoint CARACO as the agent of ALKALOIDA for the purpose of binding ALKALOIDA or any affiliated company or firm as principal to any representation commitment or agreement made by CARACO in connection with the sale or distribution of the product. CARACO shall incur no expenses on the account of ALKALOIDA without the prior written approval of ALKALOIDA.

(b)
In all relevant correspondence and other dealings relating to the Products, CARACO shall clearly indicate that it is acting as principal and shall in no circumstances expressly or impliedly do, or suffer to be done, any act or thing which may cause it to be taken by any third party as acting as an agent of ALKALOIDA and shall assume full responsibility for the proper performance of orders for Products it receives and accepts.

25.8	Insurance.

CARACO undertakes that it shall carry out within reasonable time of entering into this Agreement and will continue to carry, with insurance companies rated A- or better, the insurance coverages set forth in this Section, continuously during the term of this Agreement, and thereafter as provided herein:

(a)
Commercial general liability insurance on an occurrence basis containing such limits as may be mutually agreed upon by ALKALOIDA and CARACO protecting against bodily injury, property damage and personal injury claims arising from the exposures of: (i) product liability; and (ii) contractual liability; and:

(i)
this coverage must specifically state that the insurance provided by  CARACO shall be considered primary and non-contributory, any of  ALKALOIDA ’s insurance ,if any shall be considered excess for the purpose of responding to claims;

(ii)	The Parties shall add the other as an Additional Insured on the policy by having the insurance carrier issue an Additional Insured Endorsement(s);

(iii)	Commercial general liability insurance coverage must be maintained for six (6) years after the termination or expiration of this Agreement.

25.9	Limitation of Liability.

Except as expressly provided herein, in no event shall either party be liable to the other party in connection with this Agreement and/or the Products, regardless of the form of action or theory of recovery, for any: (a) indirect, special, exemplary, consequential, incidental or punitive damages, even if that party has been advised of the possibility of such damages; and/or (b) lost profits, lost revenues, lost business expectancy and/or business interruption losses. The limitations set forth in this Section do not apply to any liability or amounts related to or arising from a party’s indemnification obligations under this Agreement and/or a party’s breach of its confidentiality obligations under this Agreement.  Any claim arising out of this Agreement must be initiated within two (2) years of the date the party knew, or reasonably should have known, of the existence of such claim against the other party.

25.10	General.

If new issues arise or a new situation emerges or changes in legislation in Hungary or in the U.S.A is effected, which are not covered by this Agreement, CARACO or ALKALOIDA have the right to request further negotiations with the other party to implement amendments to this Agreement which remedy the deficiency.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, themselves or by their duly authorized representatives, under seal, the day and year first above written.

CARACO PHARMACEUTICAL LABORATORIES, LTD,

/s/ Daniel H. Movens

By:	Daniel H. Movens

Title:	Chief Executive Officer

ALKALOIDA CHEMICAL COMPANY ZRT

/s/ Harin Mehta

By:	Harin Mehta

Title:	Director